Exhibit 10.5

EMPLOYMENT CONTRACT OF INDEFINITE DURATION

BY AND BETWEEN:

1.
ALTISOURCE SOLUTIONS S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, with registered office at 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B. 147268 (“S.à r.l.”) (hereinafter referred to as the “Employer”); and

2.	Indroneel Chatterjee born on [redacted] in India and currently residing at [redacted] (hereinafter referred to as the “Employee”)

The Employee and the Employer may hereinafter collectively be referred to as the "Parties", each being a "Party".

It has been agreed by and between the Parties as follows:

Article 1 - Definitions:

Appointment or Employment: the employment of the Employee by the Employer on the terms of this Contract.
ASPS: Altisource Portfolio Solutions S.A., the ultimate parent company of the Employer.
Commencement Date: the latter to occur of (i) October 1, 2017 or (ii) the date of the Employee’s relocation to Luxembourg after receipt of the Luxembourg Work and Residence Authorization.
Company: the Employer, its parent companies, subsidiaries, and their respective successors and assigns.
Confidential Information: information (of any nature and in any format) which is not in the public domain, relating to the business, products, affairs and finances of the Employer.
Contract: the present unlimited period employment contract.
Incapacity: any illness or injury which prevents the Employee from carrying out his duties.
Rules and Regulations: any internal rules and regulations which may be periodically prepared by the Company, and which apply to similarly situated employees.

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Article 2 – Duties and Nature of Service

(a)
The Employer shall employ the Employee from the Commencement Date to fulfill the position of Chief Financial Officer of the Company. The Employee will have the responsibilities enumerated in Article 2(b) below, or such other authority, functions, duties, powers and responsibilities as may be assigned to the Employee from time to time. The Parties hereby acknowledge and accept that considering the nature of the Employee’s activities it is impossible to provide a comprehensive description of the activities to be performed by him, which shall include all the tasks that are directly or indirectly necessary or useful for the performance of the concerned duties.

(b)	Employee’s responsibilities will include, but not be limited to, the following:

•	Directing and overseeing all aspects of the Company's Finance, Accounting, Financial Reporting, Tax and Investor Relations functions

•	Developing an effective capital allocation strategy to create long-term shareholder value, including evaluating capital investments and debt/equity market opportunities

•
Ensuring that the Company’s interim and annual financial statements and management’s discussion and analysis thereon fairly present the financial position of the Company and the results of its operations

•	Ensuring the effective design and operation of the Company’s systems of internal controls over financial reporting

•	Developing and implementing the Company’s strategy in partnership with the Chief Executive Officer and Board of Directors of ASPS, including, without limitation:

o	Developing and implementing the five (5) year enterprise strategic plan

o
Providing ongoing strategic input to the Chief Executive Officer and Board of Directors of ASPS, including recommendations on pricing strategy, working capital management and new-capability development

o	Assisting, and in certain instances overseeing, in the development and management of business and product strategies across the enterprise

o
Assisting, and in certain instances leading, in the implementation of strategic business and product plans, monitoring and reporting against the plans to ensure the Company is meeting its financial goals

•
Ensuring the effective staffing and management of the Finance, Accounting, Financial Reporting, Tax and Investor Relations organizations and developing and implementing processes which are necessary to provide strategic, financial and accounting support to the Company and its employees

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•	Such other responsibilities as deemed appropriate by the Chief Executive Officer or the Board of Directors of ASPS

(c)
The Employee shall serve the Employer on the terms of this Contract and accepts the aforementioned position. The Employee shall work for the Employer in this position or in any other similar position, which the Employer may assign to him over the course of time. Notwithstanding anything in this Contract to the contrary, the Employee understands and agrees that the Employment is contingent upon the satisfactory completion of background checks as may be conducted by the Company and its external auditors and the Employee expressly consents to such background checks.

(d)
The registered office of the Employer is 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg. The Employee shall carry out his duties in the Grand-Duchy of Luxembourg or at such other place as instructed by the Employer. The Employee shall undertake all national and international business travels justified by the business needs and his function.

(e)
The Parties agree and the Employee consents that the place of employment is not an essential condition of this Contract. As such, the Employee expressly agrees to work, to be posted and even to be transferred to another location or entity of the Company if such location or entity is in the U.S. or in the EU.

(f)	The Employee expressly confirms that he is not bound to any other company, firm or entity by a non-competition or any other such clause which would prevent him from signing the present Contract.

(g)
The Employee shall undertake to inform the Employer immediately in writing of any changes in his personal situation such as his address, family status or number of children. The Employer shall treat all such information confidentially.

(h)
The Employee warrants that, upon receipt of his Luxembourg Work Permit and Authorization of Residence, he will be entitled to work in Luxembourg without any additional approvals and will notify the Employer immediately if he ceases to be so-entitled during the Employment.

(i)
The Employee consents to undergo an obligatory medical examination within two (2) months of commencing the Employment in order to verify his physical aptitude to fulfill his obligations under the Employment.

Article 3 – Duration and Termination

(a)
The first six (6) months of the Appointment shall be a probationary period and the Appointment may be terminated at any time during this period, with one month prior notice. During this probationary period the Employee's performance and suitability for continued employment will be monitored. Pursuant to article L.121-5 of the Luxembourg Labor Code, this Contract cannot be terminated unilaterally during the first two (2) weeks of the probationary period except in the case of gross

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misconduct. After completion of the first two (2) weeks’ probation, either party may terminate the Contract without cause until the end of the probationary period in accordance with article L.121-5.

(b)
If neither Party has given notice of termination within the probationary period, the present Contract shall be deemed to be effective as of the first day of the probationary period and concluded for an indefinite period, subject to the terms of this Contract and the Luxembourg Labor Code.

(c)	Either Party may terminate this Contract in writing, giving the other no less than the following legal prior notice, in accordance with article L.124-1 of the Luxembourg Labor Code:
In the case of the dismissal of the Employee by the Employer, the latter must respect a minimum prior notice of:

•	Two (2) months if the term of the Employment is under five (5) years

•	Four (4) months if the term of the Employment is between five (5) and ten (10) years

•	Six (6) months if the term of the Employment is over ten (10) years
In the case of the resignation of the Employee, the following prior notice must be given:

•	One (1) month if the term of the Employment is under five (5) years

•	Two (2) months if the term of the Employment is between five (5) and ten (10) years

•	Three (3) months if the term of the Employment is over ten (10) years
The respective prior notice will run from the fifteenth (15th) day of the month if notice was given before such a date, or from the first (1st) day of the following month if notice was given after the fifteenth (15th) of the month. The Employer reserves the right to pay salary in lieu of notice for all or any part of the notice period.

(d)
In accordance with article L.124-7 of the Luxembourg Labor Code, if the Employee is dismissed for reasons other than the gross misconduct described in article L.124-10, the Employer shall pay the Employee as severance:

•	One (1) month’s gross base salary if the term of the Employment is between five (5) and ten (10) years

•	Two (2) months’ gross base salary if the term of the Employment is between ten (10) and fifteen (15) years

•	Three (3) months’ gross base salary if the term of the Employment is over fifteen (15) years

(e)	To the extent that Employee is terminated for reasons other than the gross misconduct described in article L.124-10 of the Luxembourg Labor Code, the Employer will pay additional amounts to the

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Employee as set forth in Article 9 of this Contract pursuant to and contingent upon the execution of the Employer’s Separation Agreement.

(f)
Notwithstanding the above, the Employer may terminate the Contract with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due and unpaid at the date of termination) if the Employee commits an act of gross misconduct in accordance with article L.124-10 of the Luxembourg Labor Code.

(g)
The Contract will automatically terminate by operation of the law on the date on which the Employee is declared to be medically unable to perform his duties under the Contract by the pre-employment, or any subsequent, medical examination; on the fifty-second week of continual Incapacity over any one hundred and four week period; when the Employee reaches the legal retirement age or is attributed an old-age pension or any other of the provisions specified under articles L.125-2 to L.125-4 of the Luxembourg Labor Code.

Article 4 – Remuneration

(a)
The Employee’s annual gross base salary shall be 475,000 U.S. Dollars (USD) or 422,750 Euros (EUR) (converted into EUR at a USD to EUR exchange rate of 0.89.). This annual gross base salary shall be payable in EUR in twenty four (24) instalments.

(b)
In accordance with article L.223-1 of the Luxembourg Labor Code, the salary shall be adapted and vary proportionally with the variations of the index of cost of living in the Grand Duchy of Luxembourg. The above salary has been fixed in consideration of the index applicable at the date on which this Contract becomes effective (Salary Index at the time of the signature of the present Contract: 794.54 as of January 1, 2017).

(c)
The Employee's salary shall accrue from day to day and be paid in arrears twice monthly directly into the Employee's bank account. The Employee shall inform the Employer of all necessary details relating thereto.

(d)
The Employer hereby informs the Employee that in order to fulfill the obligations under the Contract and to pay his salary, the following information about the Employee may be transmitted: name, address, civil status, date of birth, any documents given during the recruiting and employment proceedings (including the curriculum vitae), the employment agreement and salary, proof of payment, all raises or modifications of salary, the hours effectively worked, any correspondence with the employees as well as all other documents relating to the Contract (such as holiday requests or Incapacity certificates). The Employee consents to the transfer of the above personal information within the group of companies of the Employer, including outside of the European Union, as contemplated by Article 19 Paragraph 1(a) of the Luxembourg law on Data Protection of August 2, 2002. The Employee is permitted to access the

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above information and may demand the rectification of any error thereupon. For the avoidance of doubt, the Parties agree that the Company will be authorized to publicly disclose such information to the extent required pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, and the Employee expressly consents to such disclosures.

(e)
Upon satisfaction of the relevant performance criteria in accordance with Altisource’s Incentive Plan, as amended from time to time by the Employer in its sole discretion, the Employee may be entitled to an annual discretionary bonus as per a scorecard as amended from time to time, which scorecard will be made available to the Employee as set forth below. At the target performance level, the Employee can anticipate earning approximately 475,000 USD in incentive compensation on an annual basis, less applicable withholding taxes. There is no legal entitlement to the annual bonus and payment is at the sole discretion of the Employer. Notwithstanding the foregoing, (i) for calendar year 2017, Employee will receive a cash incentive compensation payment of 485,000 USD, less applicable withholding taxes, subject to meeting performance expectations and continued employment through the date of payment, payable at the time when incentive payments for similarly situated executives are made (expected March 2018) and (ii) for calendar year 2018, Employee will receive a minimum cash incentive compensation payment of 475,000 USD, less applicable withholding taxes, subject to meeting performance expectations and continued employment through the date of payment, payable at the time when 2018 incentive payments for similarly situated executives are made (expected March 2019). Incentive payments will be made in USD or EUR at the then-applicable USD to EUR exchange rate at the Employee’s discretion.

(f)
The Employee will receive a one-time cash incentive bonus of 34,464 USD, subject to applicable withholding taxes, payable upon satisfactory completion of the first one (1) year of employment. Payment of the bonus will be made in USD or EUR at the then-applicable USD to EUR exchange rate at the Employee’s discretion

(g)
In accordance with the terms of the 2009 Equity Incentive Plan, subject in each case to Employee’s execution of the applicable award agreement containing all of the terms and conditions of the award, the Employee will be awarded:

•
On the Commencement Date, a grant of ASPS restricted stock (“Restricted Shares”) scheduled to vest over four (4) years, subject to continued employment except as otherwise set forth in the applicable award agreement. The value of the award will be equal to the value of Employee’s unvested and forfeited deferred compensation from his prior employer as of the Commencement Date. The number of Restricted Shares shall be determined by dividing such award value by the average of the high and low price of the ASPS common stock on the Commencement Date.

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•
On the date when the 2017 annual incentive for similarly situated executives are approved by the Compensation Committee of the ASPS Board of Directors (expected in March 2018) (the “Grant Date”), subject to continued employment through the Grant Date, a grant of Restricted Shares with an award value of 540,000 USD scheduled to vest over the subsequent three (3) years. Such vesting will be subject to the Employee’s continued employment except as otherwise set forth in the applicable award agreement. The number of Restricted Shares shall be determined by dividing the award value by the average of the high and low price of the ASPS common stock on the Grant Date.

•
On the Commencement Date, the option to acquire 20,000 shares of ASPS common stock at a strike price equal to the closing price of the ASPS common stock on the Commencement Date. These options will be market-based options, whereby (i) two-thirds (2/3) of the market-based options would commence vesting if the stock price realizes a compounded annual gain of at least twenty percent (20%) over the exercise price, so long as the stock price is at least double the exercise price, with one-third (1/3) vesting immediately upon the achievement of such criteria and the remaining two-thirds (2/3) vesting over the next two (2) years and (ii) the remaining one third (1/3) of the market-based options would commence vesting if the stock price realizes a compounded annual gain of at least twenty-five percent (25%) over the exercise price, so long as it is at least triple the exercise price, with one-third (1/3) vesting immediately upon the achievement of such criteria and the remaining two-thirds (2/3) vesting over the next two (2) years. Such vesting will be subject to the Employee’s continued employment except as otherwise set forth in the applicable award agreement.

(h)	The Employee will be eligible for certain relocation benefits while employed in Luxembourg in accordance with the Altisource Relocation Plan provided to the Employee by the Employer.

(i)
It is expressly agreed that any bonus, premium or any other fringe benefits not arising from any legal or contractual provision or regulation, granted to the Employee, shall be deemed to be a gift, whatever their frequency and their amount and may therefore not be considered as vested rights to the benefit of the Employee.

(j)
The salary and other benefits of the Employee shall be payable after deduction of all compulsory contributions to the social security system (if applicable) in existence in Luxembourg and after deduction of the retentions at source of income tax (if applicable) and, should the case arise, any other charges imposed by Luxembourg Law.

Article 5 – Working Hours and Holidays

(a)	The working hours shall be fixed in accordance with the applicable legal provisions in the Grand-

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Duchy of Luxembourg and the Employee's salary is based on a minimum average of forty (40) working hours per week and eight (8) hours per day scheduled in principle from Monday to Friday. The Employee hereby acknowledges that general working hours or overtime statutory provisions are not applicable to his position as a higher level employee ("cadre supérieur") within the meaning of article L.211-3 of the Luxembourg Labor Code, and in accordance with article L.211-27 (4) of the Luxembourg Labor Code. Working hours may thus vary according to the Employer's requirements.

(b)
The Employee shall have the right to twenty-five (25) days of paid annual leave, in addition to the Luxembourg public holidays, notwithstanding article L.233-4 of the Luxembourg Labor Code's provisions.

(c)
The Employee will respect a reasonable delay between requesting leave from the Employer and taking it, in order to not perturb the functioning of the Employer in accordance with article L.233-10 of the Luxembourg Labor Code. The Employer shall respect the Employee's request to the extent that the request does not perturb the functioning of the Employer or conflict with other employees' leave.

(d)
The Employee shall take, and the Employer shall allow the Employee to take, his accumulated leave in full before the end of each calendar year, in accordance with articles L.233-9 and L.233-10 of the Luxembourg Labor Code.

(e)
In the event that business reasons prevent the Employee from taking all his annual leave entitlement during the calendar year, he may transfer the remaining leave entitlement to the next calendar year, in which case it shall expire on the 31st of March, unless prevented again by business reasons. For the avoidance of doubt, if the Employee separates from the Company between January 1st and March 31st, any leave carried over from the prior year shall expire and Employee shall not be entitled to payment for such leave.

Article 6 – Incapacity

(a)
The Employee who is incapable of working for any reason of illness or accident shall notify the Employer or his representative as soon as possible on the first day of Incapacity, either personally or by way of an intermediary. Such notification may be made orally or in writing.

(b)
The Employee has three (3) days to provide the Employer with a medical certificate in which the beginning and the expected duration of Incapacity is stated. The Employer reserves the right to request a medical counter examination.

(c)
Subject to the Employee's compliance with the provisions of the Luxembourg Labor Code, he shall, in principle, continue to receive his full salary and contractual benefits (if any) from the Employer during the initial sickness period provided by article L.121-6 of the Luxembourg Labor Code.

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Article 7 – Confidential Information / Employer properties

(a)
The Employee shall treat as confidential all information concerning the activities of the Company, and he shall not disclose to third parties, or to other employees, any information of which he may have been made aware during the present Contract, notwithstanding that which is reasonably necessary to permit normal performance of their respective duties by the parties concerned.

(b)	The Employee undertakes both during this employment with the Employer and at any time after the termination thereof not to perform or participate in any act of unfair competition.

(c)
Any breach of this obligation occurring while the Contract is in place, shall constitute a serious fault rendering immediately and definitively any further relationship between the Employer and the Employee impossible and justifying the immediate dismissal of the Employee without any notice or indemnity and without prejudice to any further proceedings or claims which may be exercised by the Employer.

(d)
All notes, reports, listings, files, documents, and contacts howsoever related to the Employer are and shall remain the exclusive property of the Employer and shall be created, processed, and stored by the Employee in a confidential manner exclusively on behalf of the Employer.

(e)
When the present Contract shall come to an end, the Employee must return to the Employer all documents as well as copies of such documents which may be in the possession of or under the control of the Employee, and the Employee undertakes to do everything to assist the Employer to recover all documents which may be beyond the control of the Employee.

Article 8 – Obligations

(a)
Throughout the duration of this Contract, the Employee will work exclusively for the Employer and will not take up any other occupation or engage in any act which is directly or indirectly competitive with the business of the Employer or any of its affiliated companies and to its detriment.

(j)
Throughout the duration of this Contract, the Employee shall not have any direct or indirect interest in any other business or organisation if that business or organisation competes or might reasonably be considered by the Employer to compete with the Company or any of its affiliated companies or if this impairs or might reasonably be considered to impair the Employee’s ability to act in the best interests of the Company or any of its affiliated companies.

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(k)
Throughout the duration of this Contract, the Employee shall comply with the rules, policies and procedures set out in the Company’s Code of Business Conduct and Ethics, Management Directives and other applicable internal Rules and Regulations, which may be amended from time to time by the Company. This Contract is intended, among other things, to supplement applicable Rules and Regulations and does not in any way modify or abrogate the obligations or duties owed by the Employee to the Company thereunder.

Article 9 – Non-competition and Non-solicitation

(a)
During a twelve (12) month period following the date upon which his service under this Contract terminates or expires, the Employee hereby undertakes that he will not run within the Grand Duchy of Luxembourg or in the United States of America a personal business similar or in competition with the business of the Company nor enter into an employment contract with a business similar or in competition with the business of the Company. In that regard, the Employee shall not directly or indirectly on his own behalf, or in the service of or on behalf of others, engage in, provide any executive, managerial, supervisory, sales, marketing, research, or customer-related services to, or own (other than ownership of less than one percent (1%) of the outstanding voting securities of any entity the voting securities of which are traded on a national securities exchange) a beneficial or legal interest in, any business (other than the Company) which (i) concerns the business of the Company or (ii) is competitive or likely to be competitive with the business of the Company .

(b)	The Employee agrees that he will disclose the existence of his obligations pursuant to Article 9 of this Contract to any potential employer prior to accepting employment.

(c)
In consideration of the above-mentioned obligations, and in addition to any amounts owed pursuant to articles L.124-1 and L.124-7 of the Luxembourg Labor Code (as set forth in article 3(c) and 3(d) herein), the Employer will pay to the Employee four (4) months of his gross base salary. The Employer will pay the Employee these additional severance amounts subject to the Employee’s execution of the Employer’s Separation Agreement.

(d)
The Employer may waive Employee’s obligations set forth in Articles 9(a) and 9(b) unilaterally on condition that it informs the Employee (by email or mail) within two (2) weeks from the notice of termination of the Contract by either party. If the Employer waives these obligations and provides the required notification, the Employer will be relieved from the payment obligations set forth in Article 9(c).

(e)
Throughout the duration of this Contract and for a period of two (2) years following its termination, the Employee will not, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliated companies to perform services

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for any entity (other than the Company or any other affiliated companies), or attempt to induce any such employee to leave the Company or any of its affiliated companies.

(f)
Throughout the duration of this Contract and for a period of two (2) years following its termination, the Employee will not, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any client of the Company or any of its affiliated companies, or attempt to induce any such client to leave the Company or any of its affiliated companies.

(g)
Any breach of these obligations shall constitute a serious fault and might give raise to one or several claims or proceedings to be exercised by the Company before the courts and authorities concerned.

(h)	The Employee expressly agrees that the provisions of Section 9 of the Contract may be enforced against him in any court or competent jurisdiction in the United States.

(i)
In the event that this article is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to revise any provision of this Contract to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

Article 10 – Intellectual property

(a)
Any inventions, devices or concepts, as well as any result of research, any original creation or program, related to the field of activity of the Company and made or developed by the Employee during his employment and for a period of one (1) year after termination of such relationship for whatsoever reason, belongs to the exclusive legal and beneficial ownership of the Employer, in accordance with the relevant provisions of patent and copyright laws applicable in Luxembourg.

(b)
The Employee hereby grants, assigns and conveys to the Employer all right, title, and interest in and to all inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials (as well as the copyrights, patents, trade secrets, and similar rights attendant hereto) conceived, reduced to practice, authored, developed or delivered by the Employee either solely or jointly with others, during and in connection with the performance of services under the Contract with the Employer.

(c)
The Employee shall have no right to disclose or use any such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials for any purpose whatsoever and shall not communicate to any third party the nature of or details relating to such

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inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials.

(d)	The Employee agrees that he will comply with all obligations set forth in the Employee Intellectual Property Agreement provided by the Employer and incorporated herein by this reference.

Article 11 – Use of information technologies

The Employee undertakes not to use the Internet with the Company’s hardware if such activity does not comply with applicable law and public order, and if it adversely affects the Company’s interests.

Article 12 – Data protection

(a)
The Luxembourg law of 2 August 2002, implemented in articles L.261-1 and L.261-2 of the Luxembourg Labor code, defines how the Employees’ personal data may be used for normal administrative purposes resulting out of the Employees’ employment with the Employer. By signing this Contract, the Employee expressly agrees to his data being used for this purpose. The Employee commits himself to inform the Employer of any modification of his personal data (i.e. address, bank account number etc.).

(b)	The Employees’ data will be held for as long as legally required and held confidentially.

(c)
This data is retained as long as the obligations and duties deriving from them are no longer legally required. The Employee may at any time request the Employer to provide him with his personal data or require the correction of the data in case of justified grievances.

Article 13 – Miscellaneous

(a)
All notices and other communications provided for hereunder shall be in English and in writing, delivered by hand or by registered or certified mail (return receipt requested) and delivered or addressed to the addressee at its address below (or any other address it may subsequently notify in writing to the other Party):

If to the Employer, to:
Address: 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg (or any other address that becomes corporate headquarters and published in the Luxembourg Gazette ("Mémorial"), with an electronic copy to KevinJ.Wilcox@altisource.lu)
Attention:     Kevin J. Wilcox

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If to the Employee, to:
Address:    In Luxembourg, address to be established
Attention:     Indroneel Chatterjee
The date on which a notice shall be deemed validly given shall be the date of its receipt by the addressee, i.e. the date appearing on the acknowledgment or refusal of receipt or the addressee's countersignature.

(b)
No amendment or waiver of any provision of this Contract, nor consent to or departure by either Party therefrom, nor any subsidiary agreement relating to the subject matter of this Contract, shall in any event be valid unless it is in writing and signed by or on behalf of both Parties.

(c)
This Contract may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, heirs, executors and legal representatives. If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned.

(d)	The possible nullity or non-applicability of one or more provisions of the present Contract shall not result in the nullification of the entire Contract.
Article 14 – Governing Law and Jurisdiction
Except for breaches of the provisions of Article 9 herein, the present Contract shall be governed, interpreted and performed by and in accordance with the law in force in the Grand- Duchy of Luxembourg. Except for breaches of the provisions of Article 9 herein, each Party expressly agrees to submit to the exclusive jurisdiction of the Courts of Luxembourg over any claim or matter arising under or in connection with this Contract.
Article 15 – Contractual Interpretation
If any provision of this Contract is held to be unenforceable, then this Contract will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Contract, valid and enforceable. If a court declines to amend this Contract as provided herein, the invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Contract.

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In witness whereof the present Contract has been signed in triplicate on the ____ day of August 2017 and each of the Parties acknowledges having received one original version (with the 3rd original version to be provided to the Luxembourg Ministry of Foreign Affairs.)

The Employer
Altisource Solutions S.à r.l.

By: Kevin J. Wilcox, Manager

The Employee

By: Indroneel Chatterjee

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